Exhibit 99(a)(3)

STATE OF DELAWRE
CERTIFICATE OF CONVERSION
FROM A LIMITED LIABILITY COMPANY
TO A STATUTORY TRUST
PURSUANT TO SECTION 3820 OF
THE DELAWARE STATUTORY TRUST CODE

1.          The jurisdiction where the Limited Liability Company first formed is Delaware.

2.          The jurisdiction immediately prior to filing this Certificate is Delaware.

3.          The date the Limited Liability Company first formed is December 16, 2021.

4.          The name of the Limited Liability Company immediately prior to filing this Certificate is OHA Private Credit Fund LLC.

5.          The name of the Statutory Trust as set forth in the Certificate of Trust is OHA Private Credit Fund.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of March, 2022.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Ellen Jean-Baptiste
Name: Ellen Jean-Baptiste
Title: Assistant Vice President

/s/ Gregory S. Rubin
Gregory S. Rubin, Trustee